                                                                    EXHIBIT 10.1

Execution Copy

                           MUTUAL SEVERANCE AGREEMENT

      This MUTUAL SEVERANCE AGREEMENT (the "Agreement") is entered into as of November 26, 2004 among KARL H. BERGMANN ("Executive") and ROBBINS & MYERS EUROPE AG, a Swiss company ("Employer"), and ROBBINS & MYERS, INC., an Ohio corporation ("R&M Parent"), under the following circumstances:

            A. Executive is an officer and employee of Employer and has been an officer of R&M Parent;

            B. Employer is an indirect, wholly-owned subsidiary of R&M Parent;
      and

            C. Executive is leaving his employment with Employer and resigning all of his offices with Employer and any other direct or indirect subsidiary of R&M Parent, and Executive, Employer and R&M Parent desire in this Agreement to set forth the terms and conditions upon which such events will occur;

      NOW, THEREFORE, EXECUTIVE AND EMPLOYER AND R&M PARENT AGREE AS FOLLOWS:

      1. EMPLOYMENT SEPARATION. Executive hereby resigns his positions as an officer and director of Employer effective November 26, 2004. R&M Parent removed Executive as an officer of R&M Parent on October 5, 2004. Notwithstanding such resignation of offices, Executive shall continue as an employee of Employer until November 30, 2004 and will continue to receive his salary and current benefits until November 30, 2004 although he will not report for work or engage in any activities on behalf of Employer after November 26, 2004. Part I of Schedule A, attached hereto and made a part of this Agreement ("Schedule A"), sets forth as of November 26, 2004, the amount of Executive's salary and current benefits that remain to be paid for his services through November 30, 2004. At the close of business on November 30, 2004, Executive's employment with Employer will terminate (the "Severance Date"). "Subsidiaries" when used hereinafter shall mean and include Employer and any and all direct or indirect Subsidiaries of R&M Parent. Executive hereby resigns, effective November 26, 2004, any and all positions as a director or officer that he may have with any of the Subsidiaries, including but not limited to those listed in Part II of Schedule
A. Executive agrees to execute any letter of resignation or other document that may be necessary or appropriate to evidence his resignation as a director or officer of any of the Subsidiaries.

      2. SEVERANCE AMOUNT. In compensation for the gap in Executive's pension entitlement under the Winterthur Columna pension plan No. 1/83128 established by Employer (the "Winterthur Columna Plan"), Employer shall pay a lump sum amount equal to EUR 530,000

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(in words Euro five hundred thirty thousand) (the "Severance Amount") to
Executive. Employer and Executive intend the Severance Amount to compensate in part for the gap in pension contributions as a result of Executive's loss of office and early retirement on the Severance Date. The Severance Amount shall be paid by Employer as follows: (i) an amount of EUR 193,000 (in words Euro one hundred ninety three thousand) shall be paid on November 30, 2004 into Executive's bank account that has been most recently used for crediting Executive's salary payments; (ii) an amount of EUR 72,000 (in words Euro seventy two thousand) shall be paid directly to Executive's pension account under the Winterthur Columna Plan by November 30, 2004, as more specifically provided in the last sentence of this paragraph; and (iii) an amount of EUR 265,000 (in words Euro two hundred sixty five thousand) shall be paid to Executive on May 31, 2005 to the same bank account of Executive used for the EUR 193,000 payment. Employer and Executive intend the EUR 72,000 payment to the account of Executive under the Winterthur Columna Plan provided for in the preceding sentence to compensate in part for the pension gap due Executive's early retirement on the Severance Date and loss of future benefits from continued employment with Employer; and in case that such EUR 72,000 payment can not be made in full to the account of Executive under the Winterthur Columna Plan, the amount shall be paid directly to Executive.

      3. STOCK OPTIONS. Part III of Schedule A lists options held by Executive that are currently exercisable (the "Executive Options"). Any or all of the Executive Options may be exercised at any time on or prior to November 30, 2005 provided the date of exercise is not more than ten years from the date the option was granted.

      4. OTHER BENEFITS.

      A. HOUSING. Employer currently leases the rental unit at Saeumerstrasse 68, Ch-8800 Thalwil, Zurich, Switzerland (the "Rental House ") that is occupied by Executive from the lessor Schaeppi Grundstucke (the "Lessor"). Employer pays CHF 10,925 per month to the landlord of the Rental House and Executive pays the balance of the monthly rental. Employer shall continue to pay for the Rental House CHF 10,925 per month until May 31, 2005.

      Effective June 1, 2005, Executive shall assume the lease for Rental House (the "Lease") with all rights and obligations under the lease contract. In particular, Executive has the obligation to properly refurbish Rental House when finally moving out as required under the lease contract. This transaction requires the consent of Lessor which has been granted. There is agreement that Employer shall transfer the deposit of CHF 30.000 for refurbishment purposes of Rental House which is part of the Lease, to Executive at the same time. In connection with the assumption of the Lease, Employer shall be released from any obligation under the Lease. Employer and Lessor shall conclude a separate agreement about the transfer of the Lease and the deposit substantially in accordance with Lessor's draft which will be signed by December 15, 2004.

      B. AUTOMOBILE. Pfaudler Werke GmbH, Schwetzingen, Germany ("PWG"), an indirect subsidiary of R&M Parent, currently leases a Mercedes-Benz S320 CDI (the

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"Automobile") under a lease between Mercedes-Benz Leasing GmbH, Frankfurt/M., and PWG, Contract No. 936601, dated December 18, 2000 and Amendment Contract dated January 12, 2001, that expires on April 30, 2005 (the "Automobile Lease"). For the period beginning December 1, 2004 and ending April 30, 2005, Employer shall pay the following costs associated with the Automobile Lease: (i) the monthly leasing rental of EUR 1,039.71 and (ii) the charges for insurance and taxes through April 30 2005. All other costs associated with the Automobile Lease for periods after November 30, 2004 shall be paid by Executive. It shall be Executive's responsibility to return the Automobile in good condition, reasonable wear and tear excepted, to Employer or its designee on the termination date of the Automobile Lease. If at the end of the Automobile Lease, PWG determines to sell the Automobile to a person other than R&M Parent or a Subsidiary, R&M Parent shall cause PWG to advise Executive in writing that PWG intends to sell the Automobile and Executive shall be given an opportunity to bid on purchasing the Automobile.

      C. PHONES. Employer agrees to cooperate with Executive in Executive's efforts to have the telephone numbers presently used by Executive for business purposes (mobile phone, phone at residence) transferred to Executive effective December 1, 2004 provided the transfer is permitted under applicable telephone company rules and Executive bears all of the costs incurred in connection with any transfer and takes all steps necessary to effect the transfer. Employer shall bear costs for use of Executive's phone at residence and mobile phone until November 30, 2004.

      D. RIGHT TO INDEMNIFICATION. In the event Executive becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation by reason of (or arising in part out of) the fact that Executive is or was an officer, director or employee of R&M Parent or any of the Subsidiaries, R&M Parent shall, and shall cause each of its Subsidiaries, to indemnify Executive to the fullest extent permitted by applicable law as soon as practicable but in any event no later than thirty days after written demand is presented to R&M Parent against any and all expenses, judgments, settlements, or other loss arising from or relating to any such action, suit, proceeding, inquiry or investigation.

      E. TAX EQUALIZATION AND TAX SERVICES. R&M Parent hereby agrees that the terms of the Permanent International Assignment (as defined below) relating to the tax equalization program and tax services provided shall be applicable for the tax years 2002, 2003 and until November 30, 2004, if necessary, as determined by Tax Partner / Ernst & Young. This shall include in particular a gross up of those benefits under the Permanent International Assignment considered taxable income in the years 2002, 2003 and until November 30, 2004. Any taxes that might be due with respect to benefits under the Permanent International Assignment in 2002, 2003 and until November 30, 2004 shall be paid by Employer upon properly documented written request of Executive within 30 days after receipt of such written request.

      F. ACCRUED ENTITLEMENTS UNDER DEFERRED COMPENSATION SCHEME OF PFAUDLER WERKE GmbH. The previously accrued entitlements of Executive under the Deferred

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Compensation Scheme of Pfaudler Werke GmbH, in particular the insurance policies
Nos.: 00019762, 00034658, 00049974 and 00072484 with DBV-Winterthur
Versicherungen, that are due for payment in December 2004 shall remain unaffected by this Agreement and shall be paid into Executive's designated bank account without delay.

      G. CEASE OF WINTERTHUR COLUMNA PLAN. Winterthur Columna Plan will cease to exist effective as of December 31, 2004. Executive shall stay in Winterthur Columna Plan until December 31, 2004.

      H. BINDING EFFECT. There is agreement between the contracting parties that in case Executive should die all outstanding payments and benefits according to this Agreement shall be paid to Executive's heirs.

      5. CONFIDENTIALITY. Executive shall not, without the express written consent of R&M Parent, at any time while employed by Employer or after the Severance Date use any Confidential Information of R&M Parent or the Subsidiaries for any purpose not associated with activities of R&M Parent or the Subsidiaries, or disseminate or disclose any Confidential Information of R&M Parent or the Subsidiaries to any person or entity not affiliated with R&M Parent or the Subsidiaries. As used in this Section, "Confidential Information" includes, but is not limited to, business systems, manufacturing methods, bills of materials, formulas, policies, procedures, manuals, promotional materials, price lists, pricing policies, order forms, contracts, agreements, invoices, receipts, messages, memoranda, circulars, bulletins, sales records for any assigned territory, sale and delivery schedules, customer lists, customer files, customer credit terms and information, any records regarding the solicitation of orders, past, present or prospective orders to the extent that any of these items are used by R&M Parent or any of the Subsidiaries, but confidential information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or
(i) becomes available to Executive on a nonconfidential basis from a source other than R&M Parent or a Subsidiary, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to R&M Parent or a Subsidiary.

      6. RELEASE OF CLAIMS. In consideration of the payments and benefits provided to Executive under this Agreement, Executive, on behalf of himself, his heirs, assigns and agents, fully settles, releases, and forever discharges R&M Parent and each of its Subsidiaries and each of their respective predecessors, successors, assigns, and affiliates and the present and former officers, directors, agents, and employees of any of them from any and all claims, demands, liabilities, costs, attorneys' fees, damages, actions, and causes of action which he has against any of them. Executive acknowledges and agrees that the foregoing release covers any and all claims arising out of or related to his employment, or his termination from employment with the Employer, and claims arising under the Executive Employment Agreement between R&M Parent and Executive dated September 1, 2001 and the related Permanent International Assignment Letter of Understanding bearing the date January 24, 2002 (the "Permanent

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International Assignment") to the fullest extent possible under applicable law, but does not cover any claims arising out of a breach of this Agreement.

In consideration of the payments and benefits waived by Executive when negotiating this Agreement, R&M Parent and Employer and each of their respective predecessors, successors, assigns, and affiliates and the present and former officers, directors, agents, and employees of any of them fully settle, release, and forever discharge Executive on behalf of himself, his heirs, assigns and agents from any and all claims, demands, liabilities, costs, attorneys' fees, damages, actions, and causes of action which they have against him. R&M Parent and Employer and each of their respective predecessors, successors, assigns, and affiliates and the present and former officers, directors, agents, and employees of any of them acknowledge and agree that the foregoing release covers any and all claims arising out of or related to the Executive's employment, or his termination from employment with the Employer and R&M Parent, and claims by reasons of (or arising in part out of) the fact that Executive is or was an officer, director or employee of R&M Parent or of any of the Subsidiaries to the fullest extent possible under applicable law, but does not cover any claims arising out of a breach of this Agreement.

R&M Parent guarantees that all claims, demands, liabilities, costs, attorneys' fees, damages, actions, and causes of action which any of the Subsidiaries and each of their respective predecessors, successors, assigns, and affiliates and the present and former officers, directors, agents, and employees of any of them have against Executive are fully discharged and forever finally settled, to the fullest extent possible under applicable law, by this Agreement.

      7. COOPERATION. Executive agrees that he shall reasonably assist Employer, R&M Parent or any of the Subsidiaries in any claims or any litigation brought by or against any of them involving matters occurring during the period of his employment with Employer or any of the Subsidiaries, including, among other things, being deposed in litigation proceedings. Employer will reimburse Executive any reasonable expenses or other costs that he incurs as a result of providing such assistance.

      8. WITHHOLDINGS. Notwithstanding anything to the contrary contained in this Agreement, Employer and R&M shall be entitled to withhold from any payments under this Agreement any amounts that either of them is required under applicable tax or other laws to withhold from the payments being made hereunder.

      9. OBLIGATION TO PAY IN ANY EVENT. The payment obligations of R&M Parent and Employer under this Agreement are joint and several, absolute and unconditional and not subject to any set off or reduction, except as expressly stated in Section 8 or involving a claim that Executive failed to assume the Lease as contemplated in Section 4(A). In the event that R&M Parent or Employer shall have a claim against Executive that claim shall not be asserted as a set-off or basis for not making any required payment under this Agreement. In the event that R&M Parent or Employer withholds a payment under this Agreement other than in accordance with Section 8 and Executive incurs any costs or expenses, including attorney's fees

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in collecting such withheld payment, R&M Parent shall be liable for all such costs and expenses incurred by Executive.

      10. SEVERABILITY. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall continue in full force and effect and the voided provision shall be amended, if permissible, to the extent necessary to render it valid and enforceable. The contracting parties obligate themselves to replace invalid, illegal or unenforceable provisions by such valid provisions which come as close as possible to the economic purposes pursued by the invalid, illegal or unenforceable provision.

      11. GOVERNING LAW. All matters relating to the interpretation, construction, and enforcement of this Agreement shall be governed by and construed according to the laws of Germany. This Mutual Severance Agreement is entered into in order to finally settle differences between the contracting parties about the Employment Contract and the Permanent International Assignment. The contracting parties agree that the civil courts of Frankfurt/M. / Germany shall have exclusive jurisdiction for any disputes arising from this Agreement.

      12. ACKNOWLEDGMENT. Executive, in connection with his execution of this Agreement, acknowledges that he has been advised by Employer to consult with an attorney prior to executing this Agreement, that he has consulted with his own attorney in advance of signing this Agreement, that he understands the legal and binding effect of this Agreement, and that he signs this Agreement voluntarily.

      13. ENTIRE AGREEMENT. The foregoing terms represent the entire agreement between Executive and R&M Parent and Employer relating to the cessation of his employment with Employer and the only consideration for signing this Agreement. No other promises or agreements of any kind have been made between the parties to cause them to sign this Agreement.

             [The balance of this page is intentionally left blank.]

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      14. WRITTEN FORM. Changes of and amendments to this Agreement, including this Section 14, require written form signed by the contracting parties to be effective.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first set forth above.

"Executive"                                            "Employer"
                                                       ROBBINS & MYERS EUROPE AG

/S/ Karl H. Bergmann                                   By /S/ Kevin J. Brown
--------------------                                      ------------------
Karl Bergmann                                             Kevin J. Brown
                                                          Authorized Officer

"R&M Parent"

ROBBINS & MYERS, INC.

By /S/ Peter C. Wallace
   --------------------
 Peter C. Wallace
 President and Chief Executive Officer

#318657 v1

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                                   SCHEDULE A

PART I OF SCHEDULE A

The following is a list of items that remain payable to or on behalf of Executive for his services through November 30, 2004:

      1. Salary payment of CHF 29,520.20 is due and payable on or about November 25, 2004.

      2. Education allowance for Executive's child Nicolas in the amount of Euro 4,025.35 that was due in November 2004 to the extent it remains unpaid.

      3. Maintenance, fuel, and winter tire change for Executive's automobile for the period through November 30, 2004 to the extent that it remains unpaid.

      4. Annual bonus payment under R&M Parent's cash bonus plan for fiscal year 2004 in the amount of CHF 27,826.11 [1 CHF = 0.8501 USD] due and payable in November 2004.

PART II OF SCHEDULE A

- Managing Director of Robbins & Myers Europe AG, Zurich, Switzerland,

- President and CEO of Romaco AG, Volketswil, Switzerland,

- President and CEO of PfaudlerSpiess AG, Rheinfelden, Switzerland,

- Managing Director of Pfaudler Werke GmbH, Schwetzingen, Germany,

- Director of Robbins & Myers UK Ltd., Leven, Scotland,

- Managing Director of Robbins & Myers GmbH, Schwetzingen, Germany,

- Director of Tycon Technoglass S.p.A., Quarto d'Altino, Italy,

- Managing Director of Pfaudler France S.a.r.l., Strassbourg, France,

- Director of Romaco S.r.l., Bologna, Italy.

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PART III OF SCHEDULE A

INDIVIDUAL: Karl Bergmann

                           EXERCISABLE             OPTION
DATE OF GRANT          SHARES AT 11/26/04       PRICE IN USD
-------------          ------------------       ------------
6/26/1996                     4,000                 22.38
6/24/1997                     7,500                 35.50
6/23/1998                    12,000                 24.44
6/22/1999                    10,000                 25.25
6/27/2000                    10,000                 20.88
6/26/2001                    10,000                 27.75
6/25/2002                     6,667                 25.17
6/24/2003                     5,000                 19.20
6/24/2004                         0                 21.77

362455v3

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